Exhibit 99.1

NEWS RELEASE	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 888-822-2660 Fax: 949-597-0662
CONTACT:
Norris Battin
The Cooper Companies, Inc.
ir@coopercompanies.com
FOR IMMEDIATE RELEASE

Robert S. Weiss Appointed Chief Executive Officer of The Cooper Companies, Inc.

Succeeding A. Thomas Bender

PLEASANTON, Calif., August 23, 2007 — The Cooper Companies, Inc. (NYSE: COO) today announced that its board of directors has elected Robert S. Weiss as its chief executive officer succeeding A. Thomas Bender effective November 1, 2007, the beginning of Cooper’s 2008 fiscal year.

Weiss has been a member of Cooper’s board of directors and has also held a number of senior management roles in the Company including most recently executive vice president and chief operating officer.

Bender said, “Bob and I have been working together at Cooper since 1992 and over the past two years we have collaborated closely while he served as executive vice president and chief operating officer. As Bob assumes his new duties, we will continue to work together for the successful development of the Company’s vision and women’s healthcare businesses.”

Weiss commented, “I am very pleased to take on this new assignment. I look forward to realizing the benefits of our three year program integrating the Ocular Sciences acquisition, moving forward with new contact lens products and continuing the development of our women’s healthcare business. We are in two exciting businesses that I have been privileged to be closely involved with for the past 17 years and I look forward to building them in the future.”

Weiss joined the Company in 1977. He has been Cooper’s executive vice president and chief operating officer since January 2005. He has served as executive vice president since October 1995 and chief financial officer from September 1989 to January 2005. In April 2007, he became president of CooperVision, the Company’s contact lens unit. He is also a director and chair of the audit committee of Accuray Incorporated, a company that develops and markets a robotic radiosurgery system.

The Company announced in April 2007 that by the end of 2007 Bender planned to step down as chief executive officer but intended to maintain a continuing role in the Company.

Allan E. Rubenstein, M.D. Cooper’s vice chairman and lead director noted, “The Board conducted an extensive search for a new chief executive officer and considered a number of internal and external candidates. Bob’s selection is a particular credit to him and reflects the Board’s confidence in his ability.”

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Pleasanton and Lake Forest, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses. Headquartered in Pleasanton, Calif., it manufactures in Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, and Madrid, Spain. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull and Orange, Conn., and in Pasadena, Calif., Houston, Texas, North Normandy, Ill., Williston, Vt., Fort Atkinson, Wis., Montreal and Berlin. Its Web address is www.coopersurgical.com

The information provided on Cooper’s Web sites and its interactive telephone system is not part of this announcement.

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